EXHIBIT 2.1
                                 FIRST AMENDMENT
                         TO AGREEMENT AND PLAN OF MERGER


         This First Amendment to Agreement and Plan of Merger (the "First Amendment") is dated as of August 16, 2001, and entered into by and among FELCOR LODGING TRUST INCORPORATED, a Maryland corporation ("FelCor"), FELCOR LODGING LIMITED PARTNERSHIP, a Delaware limited partnership ("FelCor OP" and, together with FelCor, the "FelCor Parties"), MERISTAR HOSPITALITY CORPORATION, a Maryland corporation ("MeriStar"), MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("MeriStar OP" and, together with MeriStar, the "MeriStar Parties"), and FELCOR MERGESUB, L.L.C., a Delaware limited liability Company ("FelCor Mergesub").

                                R E C I T A L S:
                                 - - - - - - - -

         A. The FelCor Parties and the MeriStar Parties have previously entered into that certain Agreement and Plan of Merger dated as of May 9, 2001 (the "Merger Agreement").

         B. The FelCor Parties and the MeriStar Parties desire to amend the Merger Agreement in the manner set forth herein.

         C. FelCor Mergesub desires to enter into the Merger Agreement by executing this First Amendment in order to provide for the merger of FelCor Mergesub with and into MeriStar OP in lieu of the OP Merger currently contemplated by the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree to amend the Merger Agreement as follows:

         1The third sentence in Section 4.2(a) of the Merger Agreement shall be amended to read in its entirety as follows:

         "There are issued and outstanding (i) an aggregate of 47,349,101 MeriStar Common Units, (ii) an aggregate of 964,227 MeriStar Class C Units, (iii) an aggregate of 392,157 MeriStar Class D Units, and (iv) an aggregate of 802,292 MeriStar POP Units."

         2. Section 5.22 of the Merger Agreement shall be amended to read in its entirety as follows:

                  "5.22 VOTING REQUIREMENTS. The FelCor Stockholder Approvals, which shall consist of the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter at the FelCor Stockholders Meeting, which shall be a duly convened meeting at which a quorum is present and acting throughout, to approve the Merger, are the only votes of the holders of any class or series of FelCor's stock or FelCor OP's partnership interests necessary to approve the Merger and the other transactions contemplated by this Agreement."

         3. The first sentence of Section 7.8(a) of the Merger Agreement shall be amended to read in its entirety as follows:

         "As of the Effective Time, each option to purchase shares of MeriStar Common Stock (a "MeriStar Stock Option") which is outstanding as of the Effective Time shall be assumed (or a substitute option granted) by the Surviving Corporation and shall continue as an option ("Assumed Option") to purchase the number of shares of FelCor Common Stock (rounded up to the nearest whole share) equal to the number of shares of MeriStar Common Stock subject to such option multiplied by the Exchange Ratio, at an exercise price per share of FelCor Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of MeriStar Common Stock under such MeriStar Stock Option immediately prior to the Effective Time minus the Cash Consideration, divided by (B) 0.784."

         4. Section 7.16 of the Merger Agreement shall be amended to read in its entirety of follows:

                  "7.16 TAX PROVISION. Except as otherwise required under existing agreements with respect to the properties previously contributed to MeriStar OP, MeriStar OP shall use the traditional method contained in the Treasury Regulations promulgated under Section 704(c) of the Code with respect to all of the properties that it owns immediately after the OP Merger."

         5. In Section 7.18(a) of the Merger Agreement, the date "May 21, 2001" set forth in the last sentence shall be amended to read "July 12, 2001."

         6. In Section 7.21 of the Merger Agreement, the phrase "within 30 days after the date of this Agreement" shall be deleted, and the phrase "on or before July 12, 2001" shall be substituted in lieu thereof.

         7. Recital D on page 1 of the Merger Agreement shall be amended to read in its entirety as follows:

                  "D. Immediately following the Merger, MeriStar OP and the FelCor Parties will effect a merger of FelCor Mergesub with and into MeriStar OP, with MeriStar OP as the survivor (the "OP Merger"), and FelCor will contribute to FelCor OP its interests in MeriStar OP in several transactions, as contemplated by Article 3 of this Agreement (the Merger, together with the other transactions, including without limitation the OP Merger, contemplated by this Agreement, being referred to collectively herein as the "Transactions")."

         8. Article 3 of the Merger Agreement shall be amended to read in its entirety as follows:

                                   "ARTICLE 3
                CERTAIN TRANSACTIONS RELATING TO THE MERISTAR OP

                  3.1 INITIAL CONTRIBUTION BY FELCOR OF COMMON UNITS. Immediately after the Effective Time and prior to the OP Merger effectiveness, FelCor shall transfer, as a capital contribution, to FelCor OP each of the units of partnership interest in MeriStar OP known as "OP Units" (herein called "MeriStar Common Units") that it owns as successor limited partner to MeriStar by virtue of the Merger, other than the units of partnership interest owned by FelCor as successor general partner in MeriStar OP (the "MeriStar GP Interest") by virtue of succeeding MeriStar as general partner, in exchange for, in respect of each such unit, (i) the number of units of partnership interest in FelCor OP known as "Partnership Units" or "Common Units" (herein called "FelCor Common Units") equal to the Exchange Ratio, and
         (ii) the right to receive from FelCor OP cash in an amount equal to the Cash Consideration, without interest. The transaction described in this
         Section 3.1 shall be herein called the "Initial Contribution."

                  3.2 MERGER OF MERISTAR OP AND FELCOR MERGESUB. Immediately following the Initial Contribution, FelCor shall cause FelCor Mergesub to merge with and into MeriStar OP in accordance with the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), the Delaware Limited Liability Company Act ("DLLCA"), the partnership agreement of MeriStar OP and the limited liability company agreement of FelCor Mergesub, with MeriStar OP as the surviving entity. The effects and consequences of the OP Merger are set forth in this Article 3, the DRULPA and the DLLCA. MeriStar OP, after the effectiveness of the OP Merger, is sometimes referred to herein as the "Surviving Partnership."

         3.3      SUBSEQUENT CONTRIBUTIONS BY FELCOR OF GENERAL PARTNER UNITS.

                           (a) FelCor will become the sole general partner of MeriStar OP by virtue of the Merger as successor to MeriStar. Immediately following the effectiveness of the OP Merger, FelCor shall transfer, as capital contributions, (i) 1% of the MeriStar GP Interest to a newly formed taxable REIT subsidiary ("TRS") of FelCor and (ii) 99% of the MeriStar GP Interest to a newly formed limited partnership (the "Successor MeriStar OP General Partner"), the sole partners in which will be TRS as the 1% general partner and FelCor as the 99% limited partner. In forming Successor MeriStar OP General Partner, the FelCor Parties shall cause TRS to transfer, as a capital contribution, its MeriStar GP Interest to the Successor MeriStar OP General Partner. Successor MeriStar OP General Partner will be admitted as the successor general partner of MeriStar OP, and FelCor shall withdraw as general partner of MeriStar OP.

                           (b) Immediately following effectiveness of the contributions required by (a) above, FelCor will transfer, as a capital contribution, all of the equity interests in TRS and Successor MeriStar OP General Partner to FelCor OP in exchange for (i) the number of FelCor Common Units equal to (x) the Exchange Ratio times (y) the total number of units of partnership interest comprising the MeriStar GP Interest, and (ii) the right to receive cash in an amount equal to (s) the Cash Consideration, without interest, times (t) the total number of units of partnership interest comprising the MeriStar GP Interest. The transactions described in Section 3.3(a) and this Section 3.3(b) shall be herein called the "Subsequent Contributions."

                           (c) Promptly following the effectiveness of the OP Merger and the Subsequent Contributions, FelCor OP shall, or shall cause one of its wholly-owned subsidiaries that is disregarded for federal income tax purposes to, incur or increase a borrowing that is a recourse liability within the meaning of Treasury Regulations section 1.752-1(a)(1) (the "Recourse Borrowing") and shall use the proceeds of the Recourse Borrowing to pay (i) all of the Cash Consideration due to holders of MeriStar OP Units other than FelCor or FelCor OP (the "MeriStar LP Cash Amount") and (ii) the cash due to FelCor in connection with the Initial Contribution and the Subsequent Contributions (the "FelCor Cash Amount" and, together with the MeriStar LP Cash Amount, the "Cash Amounts"). Subject to and in accordance with Sections 3.3(b), 3.4, 3.7 and 3.8, FelCor OP shall pay the Cash Amounts to the respective recipients within 90 days of incurring the Recourse Borrowing and shall segregate the proceeds of the Recourse Borrowing that are used to pay the Cash Amounts so that such proceeds are allocable to the Cash Amounts under Treasury Regulations section 1.163-8T.

                           (d) In connection with the incurrence of the Recourse Borrowing, FelCor shall provide to each MeriStar OP Unit Holder who is entitled to receive Cash Consideration the opportunity to agree to reimburse FelCor with respect to a portion of the Recourse Borrowing up to the amount of Cash Consideration to which such MeriStar OP Unit Holder is entitled as a result of the OP Merger by executing a reimbursement agreement in the form set forth as Exhibit A hereto (a "Reimbursement Agreement"). A MeriStar OP Unit Holder must make its election to agree to reimburse FelCor by delivering written notice of its election to FelCor OP before the effective date of the OP Merger and by delivering an executed signature page of the Reimbursement Agreement with such notice. Pursuant to the Reimbursement Agreement, a MeriStar OP Unit Holder will agree to reimburse FelCor for the amount that FelCor must pay with respect to the Recourse Borrowing (or bear the economic risk of loss for); provided, however, that (i) the amount that the MeriStar OP Unit Holder is required to pay shall in no event exceed the Cash Consideration received by the MeriStar OP Unit Holder in the OP Merger and (ii) the MeriStar OP Unit Holder shall be required to reimburse FelCor only to the extent that FelCor does not otherwise recover (or is relieved of paying as a result of recoveries by the lender or lenders with respect to the Recourse Borrowing) an amount at least equal to the amount agreed to be reimbursed by the MeriStar OP Unit Holder after (A) the lender or lenders of the Recourse Borrowing have exhausted their remedies against FelCor OP's assets and the assets of any other obligors or guarantors of the Recourse Borrowing other than FelCor (excluding persons who previously have executed bottom dollar guarantees with respect to the Recourse Borrowing), and (B) FelCor has demanded payment from other persons who have agreed to reimburse FelCor with respect to the Recourse Borrowing (excluding persons who previously have executed bottom dollar reimbursement agreements with respect to the Recourse Borrowing). As soon as practicable following the closing of the OP Merger, FelCor will notify The Chase Manhattan Bank, as administrative agent for the lenders with respect to the Recourse Borrowing (the "Administrative Agent"), of the lenders' rights under the reimbursement agreement that is executed by FelCor and the electing MeriStar OP Unit Holders (the "Reimbursement Agreement"), send a copy of the Reimbursement Agreement to the Administrative Agent, and use its good faith efforts to obtain the Administrative Agent's acknowledgement of its receipt of the Reimbursement Agreement and acceptance, on behalf of the lenders, of the lenders' rights (but not obligations) under the Reimbursement Agreement, provided that good faith efforts shall not be construed to include payment of any fee or the granting of any monetary or other concessions by FelCor to the Administrative Agent or the lenders.

                           If a MeriStar OP Unit Holder agrees to reimburse FelCor with respect to a portion of the Recourse Borrowing (such MeriStar OP Unit Holder, a "Guaranteeing MeriStar OP Unit Holder"), FelCor OP shall maintain outstanding at least such portion of the Recourse Borrowing (above and beyond any amount of the Recourse Borrowing that previously has been guaranteed or agreed to be reimbursed by other parties), or such amount of any replacement or additional recourse borrowing, until the earlier of (i) five years following the closing of the OP Merger or (ii) the date on which the Guaranteeing MeriStar OP Unit Holder has, cumulatively over time, redeemed or otherwise disposed of all of his FelCor OP Units received in the OP Merger. The aggregate amount of indebtedness that FelCor OP must maintain pursuant to this Section 3.3(d) (the "Required Indebtedness") shall be equal to the aggregate amount of the Recourse Borrowing that the Guaranteeing MeriStar OP Unit Holders agree to reimburse FelCor.

                           The Required Indebtedness shall be reduced to the extent that Guaranteeing MeriStar OP Unit Holders redeem any of the FelCor OP Units that they received in the OP Merger in exchange for FelCor Common Stock or for cash, or otherwise dispose of any of such FelCor OP Units (the FelCor OP Units that are so redeemed or disposed of are referred to herein as "Stepped-Up Basis Units"). In such a case, the Required

         Indebtedness shall be reduced by an amount equal to the original Required Indebtedness prior to any reduction multiplied by a fraction equal to (i) the portion of the Cash Consideration received by the Guaranteeing MeriStar OP Unit Holders that is allocable to the Stepped-Up Basis Units redeemed or transferred immediately prior to the reduction of the Required Indebtedness, divided by (ii) the Cash Consideration received by the Guaranteeing MeriStar OP Unit Holders.

                           FelCor OP shall indemnify the Guaranteeing MeriStar OP Unit Holders against any and all federal and state income tax liability (including interest and penalties), plus reasonable attorney's fees (if any), of the Guaranteeing MeriStar OP Unit Holders that are directly related to the recognition of gain by such Guaranteeing MeriStar OP Unit Holders due to FelCor OP's breach of its obligation to maintain debt pursuant to this Section 3.3(d); provided, however, that FelCor OP shall not indemnify the Guaranteeing MeriStar OP Unit Holders against any federal and state income tax liability associated with the receipt of an indemnification payment pursuant to this Section 3.3(d).

                           (e) With respect to each Guaranteeing MeriStar OP Unit Holder, FelCor OP covenants and agrees that, until the earlier of (i) five years after the closing of the OP Merger and (ii) the date on such Guaranteeing MeriStar OP Unit Holder no longer owns at least 50% of the FelCor OP Units issued to him in the OP Merger, FelCor OP will not sell, assign, transfer, distribute, or otherwise dispose of the MeriStar OP Units formerly owned by such Guaranteeing MeriStar OP Unit Holder (the "Contributed Assets"), or any successor asset or assets acquired by FelCor OP in exchange for such MeriStar OP Units in a non-taxable transaction ("Successor Assets"), in a transaction that would result in the allocation of taxable income or gain by FelCor OP to the Guaranteeing MeriStar OP Unit Holder under Code section 704(c). Nothing in this Section 3.3(e) shall prevent FelCor OP or one or more of its affiliates from (i) pledging or encumbering any of the Contributed Assets or Successor Assets, as applicable, (ii) assigning, transferring, or otherwise disposing of the Contributed Assets or Successor Assets, as applicable, to a subsidiary, or (iii) engaging in a merger, consolidation, other reorganization or liquidation, as long as such action or transaction does not result in the allocation of taxable income or gain to the Guaranteeing MeriStar OP Unit Holders under Code section 704(c). FelCor OP shall indemnify the Guaranteeing MeriStar OP Unit Holders against any and all federal and state income tax liability (including interest and penalties), plus reasonable attorney's fees (if any), of the Guaranteeing MeriStar OP Unit Holders that are directly related to the recognition of gain by such Guaranteeing MeriStar OP Unit Holders due to FelCor OP's breach of its obligation not to dispose of the Contributed Assets or Successor Assets, as applicable, pursuant to this Section 3.3(e); provided, however, that FelCor OP shall not indemnify the Guaranteeing MeriStar OP Unit Holders against any federal and state income tax liability associated with the receipt of an indemnification payment pursuant to this Section 3.3(e).

         3.4 CLOSING AND EFFECTIVENESS. The closing (the "OP Transactions Closing") of the Initial Contribution, the OP Merger and the Subsequent Contributions (collectively, the "OP Transactions") shall take place at the same time and place as the Closing. All of the documents and transactions relating to the OP Transactions Closing shall be deemed to be part of the Closing. The OP Transactions shall be conditioned upon prior effectiveness of the Merger and shall be effective immediately following the Effective Time of the Merger. At the OP Transactions Closing, MeriStar OP and FelCor Mergesub shall execute the Certificate of Merger (the "OP Merger Articles") in the form attached hereto as Exhibit "B", which certificate shall then be filed with the Delaware Secretary of State.

         3.5 EFFECTS OF OP MERGER. The OP Merger shall have the effects set forth in the DRULPA and DLLCA.

         3.6 CERTIFICATE OF LIMITED PARTNERSHIP AND PARTNERSHIP AGREEMENT. The certificate of limited partnership of MeriStar OP as in effect immediately prior to the Effective Time (the "MeriStar OP Certificate") shall be the certificate of limited partnership of the Surviving Partnership. The limited partnership agreement of MeriStar OP as amended and restated in a form reasonably satisfactory to the parties (the "Restated MeriStar OP Partnership Agreement") shall be the limited partnership agreement of the Surviving Partnership after completion of the transactions contemplated by this Article 3, until thereafter amended as provided by applicable law or therein. The Restated MeriStar OP Partnership Agreement and the MeriStar OP Certificate shall be amended in connection with the Subsequent Contributions to reflect the change in general partner from MeriStar to Successor MeriStar OP General Partner. The limited partnership agreement of FelCor OP as amended and restated in a form reasonably satisfactory to the parties (the "Restated Partnership Agreement") shall be the limited partnership agreement of FelCor OP after completion of the transactions contemplated by this Article 3, until thereafter amended as provided by applicable law or therein.

         3.7      EFFECT OF THE OP MERGER ON PARTNERSHIP INTERESTS.

                  (a) COMMON UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of MeriStar Common Units, each outstanding MeriStar Common Unit, other than those held by FelCor or FelCor OP, shall be converted into the right to receive (i) the number of FelCor Common Units equal to the Exchange Ratio, and (ii) cash in an amount equal to the Cash Consideration, without interest.

                  (b) CLASS B UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, there shall be no holders of the partnership interests in MeriStar OP known as "Class B Units" (herein called "MeriStar Class B Units").

                  (c) CLASS C UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "Class C Units" (herein called "MeriStar Class C Units"), each outstanding MeriStar Class C Unit shall be converted into the right to receive (i) the number of units of partnership interest in FelCor OP known as "Series C Preferred Units" (herein called "FelCor Series C Units") equal to the Exchange Ratio, and (ii) cash in an amount equal to the Cash Consideration, without interest.

                  (d) CLASS D UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "Class D Units" (herein called "MeriStar Class D Units"), each outstanding MeriStar Class D Unit shall be converted into the right to receive one unit of partnership interest in FelCor OP known as "Series D Preferred Units" (herein called "FelCor Series D Units").

                  (e) POP UNITS OF MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the partnership interests in MeriStar OP known as "Profits-Only Partnership Units" (herein called "MeriStar POP Units"), each outstanding MeriStar POP Unit that is Vested (as defined below) shall be converted into the right to receive (i) the number of FelCor Common Units equal to the Exchange Ratio and (ii) cash in an amount equal to the Cash Consideration, without interest. The term "Vested" means those MeriStar POP Units that are fully vested and not subject to forfeiture as of the Effective Time, assuming the Merger was completed, under the respective Restricted Unit Agreements (as defined in the MeriStar Profits-Only Operating Partnership Units Plan (the "POP Unit Plan")) dated effective as of March 29, 2000 and April 16, 2001 between MeriStar, MeriStar OP and each of the respective holders of such MeriStar POP Units. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of any holder of the POP Units, each outstanding MeriStar POP Unit that is not Vested shall be cancelled and cease to exist, and no consideration shall be issued or delivered in exchange therefor.

                  (f) INTERESTS OF FELCOR IN MERISTAR OP. As of the effectiveness of the OP Merger, by virtue of the OP Merger and without any action on the part of FelCor and FelCor OP, all MeriStar Common Units and the MeriStar GP Interest owned by FelCor or FelCor OP in MeriStar OP as a result of the Merger or the Initial Contribution shall remain outstanding and shall not be otherwise cancelled or converted.

                  (g) EFFECT ON MERISTAR OP UNITS. All MeriStar Common Units (other than those held by FelCor or FelCor OP), MeriStar Class B Units, MeriStar Class C Units, MeriStar Class D Units, and MeriStar POP Units (collectively, the "MeriStar OP Units") shall automatically be canceled and reissued to FelCor OP. The pre-OP Merger holders of record of each such MeriStar OP Unit shall thereafter have only the right to receive, upon making the deliveries required by Section 3.8(a), such number of whole FelCor Common Units, FelCor Series C Units, and FelCor Series D Units (collectively the "New FelCor OP Units"), and certificates representing such FelCor OP Units, into which such MeriStar OP Units were converted in accordance with Section 3.7(a)-(e) plus any applicable Cash Consideration, without interest. The holders of such MeriStar OP Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such MeriStar OP Units except as otherwise provided herein or by law. No fractional New FelCor OP Units shall be issued, and, in lieu thereof, a cash payment, without interest, shall be made pursuant to
Section 3.8(c).

         3.8      ISSUANCE OF NEW CERTIFICATES FOR FELCOR OP UNITS.

                  (a) DELIVERY PROCEDURES. As soon as practicable after the effectiveness of the OP Merger, FelCor OP shall mail to each holder of record of a MeriStar OP Unit (a "MeriStar OP Unit Holder"), other than FelCor or FelCor OP, a ratification and joinder agreement (a "Ratification Agreement") by which the MeriStar OP Unit Holder ratifies and agrees to be bound by the Restated Partnership Agreement, waives any rights they have under their exchange rights agreements with MeriStar and MeriStar OP, and is admitted as a limited partner in FelCor OP as a holder of the respective New FelCor OP Units which the MeriStar OP Unit Holder is entitled to receive by virtue of the OP Merger. The Ratification Agreement to be executed by holders of MeriStar POP Units will also contain a waiver of any rights they have under the agreements by which their POP Units were granted or under the POP Unit Plan. Without limitation to the rights under Section 3.8(b), upon delivery to FelCor OP of a duly executed Ratification Agreement, together with such other customary documents as FelCor OP may require, the MeriStar OP Unit Holder shall be entitled to receive, with respect to such MeriStar OP Units (i) a certificate or certificates representing that number of whole New FelCor OP Units which such MeriStar OP Unit Holder has the right to receive pursuant to Section 3.7, (ii) a check in payment of the Cash Consideration, if any, without interest, which such MeriStar OP Unit Holder has the right to receive pursuant to Section 3.7, and (iii) a check in payment of the cash in lieu of fractional New FelCor OP Units, without interest, which such holder is entitled to receive pursuant to Section 3.8(c). FelCor OP shall cause all FelCor OP Units issued pursuant to the OP Merger to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

                  (b) DISTRIBUTIONS AFTER EFFECTIVE TIME. No distributions declared or made after the Effective Time with respect to New FelCor OP Units with a record date after the Effective Time shall be paid to any MeriStar OP Unit Holder with respect to New FelCor OP Units until such MeriStar OP Unit Holder executes and delivers to FelCor OP a Ratification Agreement. Subject to the effect of unclaimed property, escheat and other applicable laws, following delivery to FelCor OP of any such Ratification Agreement, in addition to the consideration required by Section 3.7, there shall be paid to the holder of the certificates representing whole New FelCor OP Units issued in consideration therefor, without interest, (i) at the time of such delivery, the amount of distributions with a record date after the Effective Time theretofore paid with respect to such whole New FelCor OP Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to delivery and a payment date subsequent to delivery payable with respect to such whole New FelCor OP Units.

                  (c) NO FRACTIONAL FELCOR OP UNITS. Notwithstanding any other provision hereof, no fractional New FelCor OP Units will be issued in connection with the OP Merger. In lieu of issuance of a fractional New FelCor OP Unit, FelCor OP shall pay each MeriStar OP Unit Holder who would otherwise be entitled to receive a fraction of a New FelCor OP Unit, an amount in cash, without interest, equal to the Market Price determined as of the Closing Date multiplied by the fraction of a New FelCor OP Unit to which such holder would otherwise be entitled.

                  (d) WITHHOLDING RIGHTS. FelCor OP shall be entitled to deduct and withhold from the consideration otherwise payable under Section 3.7 to any holder of MeriStar OP Units, such amounts as FelCor OP is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by FelCor OP, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the MeriStar OP Units, in respect of which such deduction and withholding was made by FelCor OP."

         9. Section 7.6(b) of the Merger Agreement shall be amended to read in its entirety as follows:

                  (b) Promptly after the Effective Time, FelCor shall comply with and pay the severance and bonus arrangements of former MeriStar and MeriStar OP employees, as described on Schedule 7.6(b) to the MeriStar Disclosure Letter, except with respect to (i) employees who do not continue in good faith to perform their duties as employees through the Closing Date and (ii) employees who are employed with the Surviving Corporation or MeriStar Hotels & Resorts or their Subsidiaries with substantially the same compensation and duties applicable to such employees as of May 9, 2001; provided that FelCor shall pay prorated bonuses for the 2001 year to employees described in clause (ii) above.

         10. The parties agree to amend Section 9.5 of the Merger Agreement to add at the end thereof the following sentence: "The parties agree that the conditions set forth in Section 8.1 (f), (g) and (h) may not be waived."

         11. Schedule 1.6(a) to the Merger Agreement is amended to read in its entirety as set forth in the Schedule 1.6(a) attached hereto.

         12. The FelCor Parties, jointly and severally, represent and warrant to the MeriStar Parties with respect to FelCor Mergesub as follows:

                  (a) FelCor Mergesub is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has conducted no business and will conduct no business prior to the Closing. FelCor OP is the record and beneficial owner of all of the issued and outstanding membership interests of FelCor Mergesub, free and clear of all Liens. Copies of the organizational documents and operating agreement for FelCor Mergesub have been previously delivered to the MeriStar Parties.

                  (b) FelCor Mergesub is not a party to any other agreement, document or contract.

                  (c) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which FelCor Mergesub is a party or by which it is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, any ownership interests in FelCor Mergesub or obligating it to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There is no outstanding obligation of FelCor Mergesub to repurchase, redeem or otherwise acquire any ownership interest in it.

                  (d) All membership interests in FelCor Mergesub have been duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights.

                  (e)      FelCor Mergesub has no debts or other obligations.

                  (f) FelCor Mergesub has the requisite power to enter into this First Amendment and to consummate the OP Merger. The execution and delivery of this First Amendment and the consummation of the Merger have been duly authorized by all necessary action on the part of FelCor Mergesub. This First Amendment has been duly executed and delivered by FelCor Mergesub and constitutes a valid and binding obligation of FelCor Mergesub, enforceable against FelCor Mergesub in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  (g) FelCor Mergesub has not elected, and will not elect, to be taxed as a corporation for federal income tax purposes under Treasury Regulations Section 301.7701-3(c).

         13. Any capitalized terms not defined in this First Amendment shall have the meaning assigned to them in the Merger Agreement.

         14. The Merger Agreement, as amended hereby, shall continue in full force and effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the FelCor Parties, the MeriStar Parties and FelCor Mergesub have caused this First Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.


ATTEST:                            FELCOR LODGING TRUST INCORPORATED,
                                   a Maryland corporation

By:  /s/ Scarlett Ray              By:  /s/ Lawrence D. Robinson
     ------------------------           ---------------------------------------
                                        Name:   Lawrence D. Robinson
                                        Title:  Executive Vice President and
                                                General Counsel


                                   FELCOR LODGING LIMITED PARTNERSHIP
                                   a Delaware limited partnership

                                   By:  FelCor Lodging Trust Incorporated,
                                        its general partner

By:  /s/ Scarlett Ray              By:  /s/ Lawrence D. Robinson
     ------------------------           ---------------------------------------
                                        Name:   Lawrence D. Robinson
                                        Title:  Executive Vice President and
                                                General Counsel


ATTEST:                            MERISTAR HOSPITALITY CORPORATION,
                                   a  Maryland corporation

By:  /s/ Stephen T. Lawrence       By:  /s/ Christopher L. Bennett
     ------------------------           ---------------------------------------
                                        Name:   Christopher L. Bennett
                                        Title:  Vice President, Legal and
                                                Secretary


                                   MERISTAR HOSPITALITY OPERATING
                                   PARTNERSHIP, L.P., a Delaware limited
                                   partnership

                                   By:  MeriStar Hospitality Corporation,
                                        its general partner

By:  /s/ Stephen T. Lawrence       By:  /s/ Christopher L. Bennett
     ------------------------           ---------------------------------------
                                        Name:   Christopher L. Bennett
                                        Title:  Vice President, Legal and
                                                Secretary

ATTEST:                            FELCOR MERGESUB, L.L.C.

By:  /s/ Scarlett Ray              By:  /s/ Lawrence D. Robinson
     ------------------------           ---------------------------------------
                                        Name:   Lawrence D. Robinson
                                        Title:  Executive Vice President and
                                                General Counsel

                                 SCHEDULE 1.6(A)
                                 ---------------

                       DIRECTORS OF SURVIVING CORPORATION


CLASS I (TERMS EXPIRING IN 2004)
-        Melinda J. Bush
-        Charles A. Ledsinger, Jr.
-        Robert H. Lutz, Jr.
-        Michael D. Rose
-        Paul W. Whetsell


CLASS II (TERMS EXPIRING IN 2002)
-        Thomas J. Corcoran, Jr.
-        Thomas A. McChristy
-        Donald J. McNamara
-        Richard C. North


CLASS III (TERMS EXPIRING IN 2003)
-        Richard S. Ellwood
-        Richard O. Jacobson
-        Charles N. Mathewson
-        Steven D. Jorns